Exhibit 21.1

National Automation Services, Inc. has the following subsidiaries:

Intuitive System Solutions, Inc., a Nevada corporation
Intecon, Inc., an Arizona corporation
JD Field Services, Inc., a Utah corporation
Five Star Rentals, Inc., a Utah corporation